Exhibit 99.1

Highlights of significant results on Orally administered Optina™ for Diabetic Macular Edema (DME), including results for visual acuity.

Greenwood Village, Colorado, July 9, 2012 – PRNewswire – Ampio Pharmaceuticals, Inc. (Nasdaq: AMPE), a biopharmaceutical company developing innovative proprietary drugs for inflammation, eye disease, kidney disease, CNS disease, metabolic disease and male sexual dysfunction and conducting clinical trials on its three lead drugs (Ampion™ , Optina™ & Zertane™), announced the significant results from their further analysis of its Optina™ trial on DME.

The Optina™ trial, conducted at St Michael Hospital in Canada, was a phase II, placebo-controlled, double-masked study to evaluate the efficacy and safety of a 12-week treatment with oral Optina™ in adult patients with Diabetic Macular Edema (DME). Three Optina™ doses were studied and administered orally twice daily. Patients were randomized into one of the three Optina™ arms, or placebo. The primary endpoint was change from baseline to week twelve of treatment in retinal thickness as measured by Optical Coherence Tomography (OCT). Secondary endpoints were 1) change from baseline to week twelve in retinal volume and 2) change from baseline to week twelve in Early Treatment Diabetic Retinopathy Study (ETDRS) Best Corrected Visual Acuity (BCVA).

Statistical methodology:

An alpha of 0.20 was selected a priori for all analyses and any p value of less than 0.2 is considered statistically significant. The study was powered to find differences at this type I error rate. Change in retinal thickness was analyzed using a repeated measures analysis of covariance. A backwards stepwise model was built, using an exit value of p > 0.05. Dunnett’s method was used to adjust for multiple comparisons and Satterthwaite’s degree of freedom estimation method was used.

Data analysis:

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In addition to the clear interaction of dose of Optina™ with BMI (reported previously i.e. for the higher BMI the higher of the low doses was more effective (p=0.01) and for the lower BMI the lower of the low doses was more effective (p=0.12)), analysis of the data revealed that for the optimal dose, 6 out of 7 patients had significant reductions in center subfield retinal thickness (ranging from 42um to 383um or 13-60% reductions). There was a correlation between the reduction in the subfield central retinal thickness and improvement in visual acuity. By way of example: in a patient with a reduction of 383um (baseline was 641um) visual acuity improved by four lines after 12 weeks of treatment (+20 BCVA). This trend was observed in all 6 patients who had a reduction in subfield central retinal thickness.

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The effect of treatment on retinal volume depended on baseline hemoglobin A1c (HA1c) levels (p=0.03). For high and moderate baseline values of HA1c, the optimal low dose of Optina™ showed significantly higher reductions in retinal volume compared to placebo (p=0.005). The very low Optina™ dose significantly lowered retinal volume at the lowest values of HA1c, compared to placebo (p=0.17).

•	The effects observed at week 4 were not different than those at week 12, which is in agreement with the in vitro results demonstrating a rapid effect of Optina™ on vascular permeability.

•	Both low doses of Optina™ saw decreases in retinal volume. The optimal low dose saw a statistically significant decrease in retinal volume compared to placebo, p=0.05.

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Defined a priori, and supported in the literature, a decrease in retinal thickness exceeding 11% was considered clinically significant.[1,2] In the subgroup of patients whose retinal thickness decreased by more than 11%, the inverse linear relationship between change from baseline BCVA and percent change in baseline retinal thickness was statistically significant, (r2=0.52, p=0.01).

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Nearly all subjects [86% (6/7)] receiving the optimal low dose of Optina™ saw a clinically relevant change in retinal thickness after twelve weeks, compared to 29% (2/7) subjects in the placebo group (almost 3 fold improvement over placebo).

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Using the ICD-9-CM Categories for visual acuity defined as: severe vision loss (BCVA score: 35-54); moderate vision loss (BCVA score: 55-74); and mild vision loss (BCVA score: 75-94), eight (36%) subjects improved at least one category. The placebo group had the lowest proportion of subjects with improvement at 14%, whereas 47% (7/15) of subjects treated with Optina™ improved at least one category (3.3 fold over placebo).

Safety:

There were three treatment-related adverse events in 34 subjects (8.8%). Treatment related is categorized by: possibly, probably or definitely related. The 3 events were peripheral edema, psoriasis and worsening depression. All 3 events were possibly related to the Investigational Medicinal Product (IMP). Two serious adverse events (SAE) were identified (5.8%) and were: Transient ischemic attack (in the placebo group, unlikely related to the IMP) and a foot ulcer (unrelated to the IMP). These two SAEs are common complications of diabetes.3

Summary:

Dr. Vaughan Clift, Ampio’s Chief Regulatory Officer, noted “We have received inquiries requesting clarification between the reduction in edema and the potential improvement in vision. What our results indicate is that there is a clinically meaningful reduction in edema at the appropriate dosage and this is paralleled by an improvement in visual acuity. This encouraging result is extremely helpful in planning the design of the next trial, which we are going to discuss with the FDA at the end of July 2012 to clarify the path for approval for Optina™.”

References:

1.	The Diabetic Retinopathy Clinical Research Network. A Phase 2 randomized clinical trial or intravitreal bevacizumab for diabetic macular edema. Ophthalmology 2007;114:1860-67.

2.	The Diabetic Retinopathy Clinical Research Network. Reproducibility of Macular Thickness and Volume Using Zeiss Optical Coherence Tomography in Patients with Diabetic Macular Edema. Ophthalmology. 2007 August; 114(8): 1520–1525.

3.	The Mayo Clinic. Type 2 Diabetes, Complications.

http://www.mayoclinic.com/health/type-2-diabetes/DS00585/DSECTION=complications.

About OptinaTM

Ampio is developing Optina™, an orally administered low dose of danazol, for the treatment of diabetic macular edema (DME). Ampio’s Chief Scientific Officer discovered an unexpected activity in his investigation of the mechanism of action of danazol: very low doses reversed inflammation induced increases in the permeability of blood vessels, thus reducing vascular leakage. Dr. Bar-Or subsequently managed In Vitro studies that suggested this effect may reduce the vasogenic edema produced from multiple diseases, including diabetic macular edema which can impair vision and cause blindness (Diabetic Macula Edema, DME). The specific Optina dosages are proprietary and subject to multiple patent filings.

Danazol, a derivative of the synthetic steroid ethisterone, was approved by the FDA in the 1970s for endometriosis and, more recently, for other chronic indications, including hereditary angioedema.

About Diabetic Retinopathy & Diabetic Macular Edema:

Diabetic retinopathy is damage to the retina of the eyes caused by complications of diabetes mellitus and resulting in loss of vision. Macular edema of the eyes is often an early form of diabetic retinopathy that causes significant vision loss. Almost all Type 1 diabetics and more than 60% of Type 2 diabetics develop retinopathy. There is no effective daily drug treatment for diabetic retinopathy other than general measures, such as controlling blood sugar, hypertension, blood lipids, etc. Due to the global diabetes epidemic, diabetic retinopathy is recognized as a high, unmet medical need that would benefit from having oral therapeutic options available.

About Ampio

Ampio Pharmaceuticals, Inc. develops innovative proprietary drugs for inflammation, eye disease, kidney disease, CNS disease, metabolic disease and male sexual dysfunction. The product pipeline includes new uses for previously approved drugs and new molecular entities (“NMEs”). By concentrating on development of new uses for previously approved drugs, approval timelines, costs and risk of clinical failure are reduced because these drugs have strong potential to be safe and effective while their shorter development times can significantly increase near term value. A key strategy includes actively exploring partnership, licensing and other collaboration opportunities to maximize Ampio’s product development programs. For more information about Ampio, please visit our website, www.ampiopharma.com.

Forward-Looking Statements

Ampio’s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by use of words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include risks associated with clinical trials, expected results, regulatory approvals, successful commercialization and marketing of Zertane™ and the combination drug in Korea, and changes in business conditions and similar events. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Contact: Rick Giles, Investor Relations, Ampio Pharmaceuticals, Inc. 720-437-6500